Exhibit 10.1

CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

CDK GLOBAL, INC. (the “Company”), pursuant to the 2014 Omnibus Award Plan (the “Plan”), hereby irrevocably grants to [NAME] (the “Participant”), on [DATE] (the “Grant Date”), a Restricted Stock Unit Award (the “Award”) of forfeitable restricted stock units of the Company (“RSUs”), each RSU representing the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), or the cash value thereof, in each case, subject to: (i) the restrictions, terms and conditions herein; and (ii) any special terms and conditions applicable to the Participant, as set forth in the appendices attached hereto (the “Appendices”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Restricted Stock Unit Award Agreement (including the Appendices, this “Agreement”).

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.	Terms and Conditions.

(a)	Award. Subject to the other terms and conditions contained in this Agreement and as otherwise provided in the Plan, the Company hereby grants to the Participant [NUMBER OF UNITS GRANTED] RSUs.

(b)	Vesting. Subject to the other terms and conditions contained in this Agreement, the Restricted Period with respect to the Award shall lapse on [DATE(S)], subject to the continued employment of the Participant by the Company or any Subsidiary thereof through [each] such vesting date.

(c)	Change in Control. Notwithstanding the forgoing, the Restricted Period with respect to the Award shall lapse immediately prior to the consummation of a Change in Control if the Participant is continuously employed by the Company until such time, unless, upon the Change in Control, the Award is continued, substituted or assumed (in accordance with Section 12 of the Plan) in a manner such that the securities underlying the Award following the Change in Control are traded on a “liquid market” (i.e., the Nasdaq Global Market, the New York Stock Exchange or a comparable international market in which the Participant is able to readily and without administrative complexity sell shares underlying the Award, as reasonably determined by the Board).

(d)	Settlement. As soon as practicable after the date on which the Restricted Period lapses with respect to any RSUs, and in no event later than 30 days after such date, the Company shall deliver to the Participant, or his or her personal representative, a like number of shares of Common Stock, par value $0.01 per share, of the Company, or in the Company’s discretion, an amount in cash equal to the aggregate Fair Market Value of a like number of shares of Common Stock on the date of settlement, in each case subject to applicable withholding. If the Participant is a resident of or employed in a country other than the United States or the United Kingdom at the time of settlement, such RSUs shall be settled in cash equal to the aggregate Fair Market Value of a like number of shares of Common Stock on the date of settlement, subject to applicable withholding.

2.	Forfeiture of Award.

(a)	Termination of Employment Generally. Except as otherwise determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion or as explicitly set forth herein, the unvested Award (including any Dividend Equivalents) shall be forfeited without consideration to the Participant effective upon the date of the Participant’s termination of employment with the Company or an Affiliate for any reason at any time prior to the expiration of the Restricted Period (and the Participant shall forfeit any rights to receive shares of Common Stock or cash in respect of the Award).

Unless the Company provides otherwise in writing to the Participant, the Participant’s employment will be considered terminated as of the date the Participant ceases to actively provide services to the Company or any Affiliate (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed). Any right to vest in the Award will terminate as of the date described in the previous sentence and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable law).

(b)	Termination of Employment after First Anniversary of Grant Date Due to Retirement. In the event that, after the first anniversary of the Grant Date, the Participant’s employment with the Company or an Affiliate is terminated due to “retirement” (defined for purposes of this Agreement as a termination of employment on or after attaining (i) age 65 or (ii) age 55 with 10 credited years of service with the Company or any Affiliate), the Participant shall be entitled to receive a prorated portion of the next scheduled vesting installment of the Award as follows: the number of RSUs equal to: (a) a fraction of the RSUs granted hereunder (1) the numerator of which shall be the number of months completed from the Grant Date through the Participant’s last day of active employment; and (2) the denominator of which shall be the total number of months from the Grant Date through the final scheduled vesting date; minus (b) the number of RSUs for which the Restricted Period had lapsed prior to termination of employment. Any Shares represented by the Award that vest under this Section 2(b) shall settle in accordance with the original schedule set forth in Section 1(d) of this Agreement (as if such termination of employment did not occur). For the avoidance of doubt, if the Participant’s employment is terminated prior to the first anniversary of the Grant Date for any reason other than death or Disability, the Award and any rights to receive shares of Common Stock, cash and Dividend Equivalents with respect thereto, will be forfeited without consideration.

(c)	Termination of Employment Due to Death or Disability. In the event that, after the Grant Date, the Participant’s employment with the Company or an Affiliate is terminated due to death or Disability (as defined in the Plan) the Restricted Period for any unvested portion of the Award shall lapse immediately. Any Shares represented by the Award that vest under this Section 2(c) shall settle in accordance with the original schedule set forth in Section 1(d) of this Agreement (as if such termination of employment did not occur).

3.	Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

4.	Compliance with Legal Requirements. The granting and delivery of the Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required by applicable law, rules or regulations.

If the Participant is a resident of or employed in a country that is a member of the European Union, the grant of the Award and this Agreement are intended to comply with the applicable age discrimination provisions of the EU Equal Treatment Framework Directive, as may be implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company and the Participant agree that the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under local law.

5.	Transferability. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.

6.	Dividend Equivalents. For Participants whose home country is the United States or the United Kingdom, each RSU granted hereunder shall entitle the Participant to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) in cash as of the date of payment (“Dividend Equivalents”), which accumulated Dividend Equivalents (without interest) shall be payable at the same time as the underlying RSUs are settled following the release of restrictions on such RSUs, and if such RSUs are forfeited, the Participant shall have no right to such Dividend Equivalent payments.

7.	No Rights as a Stockholder. The Participant shall not have any rights as a stockholder of the Company, including voting rights, with respect to any shares of Common Stock corresponding to the RSUs granted hereby unless and until shares of Common Stock are issued to the Participant in respect thereof.

8.	Restrictive Covenants; Mutual Arbitration; Clawback.

(a)	Restrictive Covenants; Mutual Arbitration. For Participants whose home country is the United States, the effectiveness of the Award granted hereunder is conditioned upon the Participant’s agreement to: (i) this Agreement; (ii) the Restrictive Covenant Agreement furnished herewith and which includes, among other provisions, certain non-competition, non-solicitation and non-disclosure covenants; and (iii) the Company’s Mutual Arbitration Agreement without opting out of same. If such Participant does not agree (whether electronically or otherwise) to this Agreement, the Restrictive Covenant Agreement, and the Mutual Arbitration Agreement within ninety (90) days from the date of the Award, the Award shall be terminable by the Company. For such Participants, continued effectiveness of the Award granted hereunder is further conditioned upon the continued effectiveness of the Mutual Arbitration Agreement between such Participant and the Company through the date of settlement.

(b)	Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, to the extent permitted under applicable law, the Award may be forfeited without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any Affiliate. If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the RSUs (which gain shall be deemed to be an amount equal to the Fair Market Value, on the applicable date of distribution, of the gross number of shares of Common Stock delivered to the Participant, if any, plus the gross amount of any cash paid to the Participant, upon settlement of the RSUs, if any), and repay such gain to the Company. The Award, and all incentive based compensation payable pursuant to the Award, shall be subject to (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the U.S. Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

9.	Acknowledgements and Agreements. The Participant agrees, accepts and acknowledges the following:

(a)	THE AWARD AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR ANY PERIOD, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

(b)	The delivery of the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s shareholders may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. To the extent applicable, all references to signatures in this Agreement may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and the Participant’s electronic signature shall be the same as, and shall have the same force and effect as, the Participant’s written signature. By electronically accepting this Agreement, the Participant agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

(c)	The Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(d)	The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of an award, even if an award has been granted in the past. Except where provided otherwise by applicable law, nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever. Although over the course of employment terms and conditions of employment may change, the at-will term of employment will not change.

(e)	All decisions regarding future Awards, if any, will be at the sole discretion of the Company.

(f)	The Award is not intended to replace any pension rights or compensation.

(g)	The Award and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments. No benefit that may accrue to a Participant under this Agreement shall form part of that Participant’s pensionable remuneration for the purposes of any pension plan or similar arrangement that may be operated by Company or its Affiliates.

(h)	Neither the Company nor any Affiliate will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award.

(i)	Except if the Participant resides or is employed in the United States of America, (i) the grant of the Award is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different) and (ii) the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.

10.	Miscellaneous.

(a)	Appendices. If applicable, the Award is subject to any special terms and conditions for the country set forth in the Appendices attached hereto. If the Participant relocates to another country, the special terms and conditions for that country (if any) will apply to the Participant to the extent the Company determines that applying such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

(b)	Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

(c)	Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)	Data Privacy.

(i)	The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company or any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(ii)	The Participant understands that the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company or any Affiliate, details of the Award or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (collectively “Data”), for the exclusive purpose of implementing, administering and managing the Plan.

(iii)	The Participant understands that Data will be transferred to the Company, its Affiliates, advisors, or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s engagement as an employee and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant any Award or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

(e)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f)	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(g)	Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, that neither this Agreement nor the Plan shall supersede any portion of any severance plan adopted by the Board from time to time in which the Participant is eligible for severance benefits that provides for vesting or continued survival of equity awards upon a severance-eligible termination of employment that is more favorable than as set forth herein or in the Plan. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

(h)	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

Participants whose home country is not the United States are subject to the additional terms and conditions set forth in the Appendices A, B and C to this Agreement, as applicable to the Participant’s country. Participants whose home country is not the United States should review the Appendices A, B and C to this Agreement carefully.

By accepting this Agreement through the online acceptance tool on Fidelity Stock Plan Services’ website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan.

[ACCEPTANCE DATE]

APPENDIX A – SPECIAL PROVISIONS FOR PARTICIPANTS WHOSE HOME COUNTRY IS NOT THE UNITED STATES

CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix A shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.

For Participants whose home country is not the United States, this Appendix A includes special terms and conditions that are in addition to the terms and conditions set forth in the Agreement:

1.	Compliance with Legal Requirements.

The Participant understands that the Company is under no obligation to seek approval or clearance from any governmental authority for the grant of the RSUs and/or any payment pursuant to the Award. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent to the extent necessary to comply with laws applicable to the RSUs.

2.	Responsibility for Taxes.

(a)	The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)	Prior to any relevant taxable or tax withholding event, the Participant agrees, if requested by the Company, to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In furtherance and not in limitation of the foregoing, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or (ii) withholding from the payment to be made to the Participant upon vesting or settlement, as the Company may determine, of the Award. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates.

(c)	The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make a payment pursuant to this Agreement if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

3.	Nature of the Award. In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)	the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)	the Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Employer, the Company, or any Affiliate, and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any);

(e)	unless otherwise agreed with the Company, the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate of the Company;

(f)	the Participant is voluntarily participating in the Plan;

(g)	the Award and any payment subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;

(h)	the Award and any payment subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(i)	the future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;

(j)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Participant’s employment (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer, or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)	unless otherwise provided in the Plan, in this Agreement, or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

(l)	neither the Company, the Employer, nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award.

4.	Miscellaneous.

(a)	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(b)	Language. If the Participant has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(c)	Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(d)	Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to maintain cash received pursuant to an Award in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to remit or repatriate funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

(e)	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any payment received under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX B – DATA PRIVACY PROVISIONS FOR PARTICIPANTS
WHOSE HOME COUNTRY IS NOT THE UNITED STATES

CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix B shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.

Part 1:

If the Participant works and/or resides in any of Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom, the following Data Privacy provision applies:

The Participant is hereby notified of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

The Company and the Employer hold certain personal information about the Participant: the Participant’s name, home address, email address, and telephone number, date of birth, social insurance, passport, or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. Providing Data for the purposes listed above is mandatory and denial thereof will prevent the Participant’s participation in the Plan.

Data will be transferred to Fidelity Stock Plan Services, which is assisting the Company with the implementation, administration, and management of the Plan. The recipients of the Data will be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) will have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan in accordance with the records retention schedules. When the retention period has expired, records containing personal data will be securely deleted or destroyed, de-identified, or transferred to archive, in accordance with the applicable records retention schedule.

The Participant may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data by contacting in writing his or her local human resources representative. The Participant may also request the rectification, the removal or the blockage of his or her personal data if it is incorrect, incomplete or not processed in accordance with applicable laws. The Participant may, at any time, contact his or her local human resources representative to enforce his or her privacy rights.

A Data Protection Officer for the European Economic Area has been appointed and can be reached at privacy@cdk.com.

Part 2:

If the Participant works and/or resides in a country not listed above in Part 1, the following Data Privacy provision applies:

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, and telephone number, date of birth, social insurance, passport, or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), which is necessary for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data will be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) will have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Awards or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

APPENDIX C – SUPPLEMENTS FOR CANADA, FRANCE & THE UNITED KINGDOM

CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix C shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.

Terms and Conditions

This Appendix C includes special terms and conditions that govern the RSUs granted to the Participant if he or she works and/or resides in one of the countries listed herein. Moreover, if the Participant relocates to one of the countries included in this Appendix C, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Agreement.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the special terms and conditions included herein will apply to the Participant.

Notifications

This Appendix C also includes information of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the laws in effect in the countries listed below as of the Grant Date. Such laws are often complex and change frequently. As a result, the information contained in this Appendix C may be out of date at the time the RSUs vest.

In addition, this supplement is general in nature and does not discuss all of the various laws, rules and regulations that may apply. It may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice if he or she has any questions about his or her specific situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner.

Canada

Terms and Conditions

This provision replaces Section 2(a) of the Agreement:

Except as otherwise determined by the Committee in its sole discretion or as set forth in Section 1(b) or Section 1(c), unvested RSUs shall be forfeited without consideration to the Participant upon the Participant’s termination of employment with the Company or its Affiliates for any reason. For purposes of the RSUs, the Participant’s termination date shall occur (regardless of the reason for such termination, and whether or not found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any), except as otherwise required by applicable legislation, effective as of the date that is the earlier of: (i) the termination of the Participant’s employment relationship; (ii) the date the Participant receives written notice of termination; or (iii) the date the Participant is no longer actively employed regardless of any notice period or period of pay in lieu of such notice mandated under applicable laws (including, but not limited to statutory law, regulatory law and/or common law).

The following provisions will apply if the Participant is a resident of Quebec:

Language Consent.

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy.

This provision supplements the applicable provisions of Appendix B:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s file.

Notifications

Foreign Asset/Account Reporting Information.

If the Participant is a Canadian resident, the Participant is required to report his or her foreign specified property on Form T1135 (Foreign Income Verification Statement) if the total cost of the Participant’s specified foreign property exceeds CAD100,000 at any time in the year. Foreign specified property includes payments received under the Plan and may include rights to receive such payment (e.g., the RSUs). Thus, RSUs must be reported – generally at a nil cost – if the CAD100,000 cost threshold is exceeded because other foreign specified property is held by the Participant. The Form T1135 generally must be filed by April 30 of the following year. The Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.

France

Terms and Conditions

Type of Grant.

The Participant understands that RSUs are not intended to be French tax-qualified.

Language Acknowledgement.

En acceptant la convention [”Agreement”], vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.

By accepting the Agreement, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English.

United Kingdom

Securities Disclaimer. Neither the Agreement nor any Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Award is exclusively available in the UK to bona fide employees and former employees.

Tax Reporting and Payment Liability. The Participant agrees that the Company or an Affiliate may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from relevant U.K. tax authorities. If payment or withholding of any income tax liability arising in connection with the Participant’s participation in the Plan is not made by the Participant to the Company within ninety (90) days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the Participant understands and agrees that the amount of any uncollected income tax will constitute a loan owed by the Participant to the Company, effective on the Due Date. The Participant understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable by the Participant, and the Company and/or an Affiliate may recover it at any time thereafter by any of the means referred to in the Plan and/or this Agreement. Notwithstanding the foregoing, the Participant understands and agrees that if he or she is a director or an executive officer of the Company, he or she will not be eligible for such a loan to cover the income tax liability. In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the Participant understands that the amount of any uncollected income tax will constitute an additional benefit to the Participant on which additional income tax and National Insurance Contributions will be payable. The Participant understands and agrees that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or any Affiliate (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 national insurance contributions due on this additional benefit which the Company or any Affiliate may recover from the Participant by any of the means referred to in the Plan and/or this Agreement.

Joint Election. Tax-Related Items shall include Primary and to the extent legally possible Secondary Class 1 National Insurance Contributions.

As a necessary condition of participation in the Plan, the Participant agrees to accept any liability for all secondary Class 1 National Insurance Contributions which may be payable by the Company and/or any Affiliate employing or retaining the Participant in connection with the Award and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Participant agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the entirety of Employer’s NICs to the employee. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or any Affiliate employing or retaining the Participant. The Participant further agrees that the Company and/or any Affiliate employing or retaining the Participant may collect the Employer’s NICs from him or her by any of the means set forth herein.

If the Participant does not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by the Participant and the Company or any Affiliate employing or retaining the Participant, as applicable, the Company, in its sole discretion and without any liability to the Company or any Affiliate employing or retaining the Participant, may choose not to issue or deliver any amounts due to the Participant upon vesting of the Award.

Termination of Employment - Retirement. Section 2(b) (Termination of Employment after First Anniversary of the Grant Date Due to Retirement) of the Agreement is amended and restated in its entirety to read as follows:

“In the event that, after the first anniversary of the Grant Date, the Participant’s employment with the Company or an Affiliate is terminated due to “retirement” (defined for the purposes of this Agreement as a termination of employment with the Company or any Affiliate due to retirement at any age with the approval and evidenced to the satisfaction of the Committee or its designee), the Participant shall be entitled to receive a prorated portion of the next scheduled vesting installment of the Award as follows: the number of RSUs equal to: (a) a fraction of the RSUs granted hereunder (1) the numerator of which shall be the number of months completed from the Grant Date through the Participant’s last day of active employment; and (2) the denominator of which shall be the total number of months from the Grant Date through the final scheduled vesting date; minus (b) the number of RSUs for which the Restricted Period had lapsed prior to termination of employment. Any Shares represented by the Award that vest under this Section 2(b) shall settle in accordance with the original schedule set forth in Section 1(d) of this Agreement (as if such termination of employment did not occur). For the avoidance of doubt, if the Participant’s employment is terminated prior to the first anniversary of the Grant Date for any reason other than death or Disability, the Award and any rights to receive shares of Common Stock, cash and Dividend Equivalents with respect thereto, will be forfeited without consideration.”

Award Not a Service Contract. The following supplements Section 9 of the Award Agreement: Compensation and damages for loss of rights.

(f)	The Participant waives all rights to compensation or damages in consequence of the termination of the Participant’s office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from the Participant ceasing to hold or being able to vest in his or her Award, or from the loss on diminution in value of any rights or entitlements in connection with the Plan.

FORM OF
JOINT ELECTION FOR THE TRANSFER OF EMPLOYER’S NATIONAL
INSURANCE CONTRIBUTIONS TO THE EMPLOYEE

1.	Between

[____________] (‘the Secondary Contributor’ who is the employer), whose Registered Office is at [____________] and registered number is [ ], and

________, ‘the Employee’, whose National Insurance number is [ ________].

2.	Purpose and scope of election

(a) This election covers

(Delete as appropriate*)

•	grant of employment related securities options* and/ or

•	the award of employment related restricted securities*

under [enter names of all Schemes/Plans/Individual awards or grants that may be used]

•	Plan: CDK Global, Inc. 2014 Omnibus Award Plan (as amended and restated from time to time)*

(Delete as appropriate*)

•	on _________ [DD/MM/YYYY]* or

•	between _________ [DD/MM/YYYY]* and _________ [DD/MM/YYYY]* or

•	on or after _________ [DD/MM/YYYY]*

(b) This joint election is made in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (‘SSCBA 1992’).

(c) The Company requests the Employee to enter into this joint election to transfer the liability for the secondary contributor’s National Insurance contributions (NICs) that arise on any relevant employment income covered by this election from the secondary contributor to the Employee.

(d) The employer’s National Insurance liability that shall transfer from the employer to the Employee under this joint election is

(Delete as appropriate*)

•	the whole of the secondary liability or

•	[__ %] of the secondary liability or

•	the secondary liability on gains in excess of [£__]

Relevant employment income from securities and options specified in 2(a) on which employer’s NICs becomes due is defined as:

i. an amount that counts as employment income of the earner under section 426 of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA 2003) (restricted securities: charge on certain post-acquisition events),

ii. an amount that counts as employment income of the earner under section 438 of that Act (convertible securities: charge on certain post-acquisition events), or

iii. any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

(e) This joint election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

(f) This election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.	Arrangements for payment of secondary NICs

(a) In signing this joint-election the Employee authorises the Company, or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s NICs transferred under this election in accordance with the arrangements summarised below [and further detailed in the attached scheme/plan/personal arrangement], [delete where necessary].

•	A deduction from salary or other payments due.

•	The delivery in cleared funds from the Employee in sufficient time to enable the Company to make payment to HM Revenue & Customs (HMRC).

•	The sale of sufficient shares acquired from the Employee’s securities option following notification to the Company Secretary/Scheme Administrator (delete as necessary or add other party if applicable), the proceeds of which must be delivered to the Company in sufficient time for payment to be made to HMRC by the due date.

•	A deduction from any cash payment, treated as Relevant Employment Income, given to the Employee.

•	Where the proceeds of the gain are to be made through a third party, the Employee will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable the Company to make payment to HMRC by the due date.

(b) The Company and the Employee will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises – the due date.

The Employee understands that in making this election he or she will be personally liable for the secondary NICs covered by this election.

4.	Duration of this election

(a) This joint election shall continue in force from the time it is made until whichever of the following first takes place:

•	The Company gives notice to the Employee terminating the joint election

•	it is cancelled jointly by the Company and the Employee

•	it ceases to have effect in accordance with the terms of the joint election

•	HMRC serves notice on the Company that the approval of the joint election has been withdrawn

(b) The terms of this joint election will continue in full force regardless of whether the Employee ceases to be an employee of the Company.

5.	Declaration

In signing this joint election both the Company and the Employee agree to be bound by its terms as stated above.

Signature of Employee	Date ___/___/___

Signature for the Company	Date ___/___/___

Position in Company